Exhibit 10.1

AMENDMENT

This amendment is made effective February 8, 2006 to that certain Salary Continuation Agreement effective January 1, 1997 (the “Original Agreement”) between National Interstate Insurance Agency, Inc. (“NIIA”) and David W. Michelson (“Executive”), a key employee and executive of National Interstate Corporation and certain of its subsidiaries (the “Corporation”).

WHEREAS, NIIA and Executive entered into the Original Agreement in 1997 and Executive subsequently left the employment of NIIA; and

WHEREAS, Executive returned to the employment of the Corporation in June, 1999 at which time Executive and the Corporation agreed to continue the Original Agreement according to its terms except for a change in the vesting schedule; and

WHEREAS, the parties desire to now amend the Original Agreement to officially change the vesting schedule and make certain other non-substantive revisions;

NOW THEREFORE, the parties hereby agree to amend the Original Agreement as follows:

1. The title of the Agreement shall be changed to “Employee Retention Agreement.”

2. The vesting schedule set forth in Section 3.2.3 of the Original Agreement shall be deleted and replaced with the following schedule:

January 1, 2000	$15,000
January 1, 2001	$31,000
January 1, 2002	$48,000
January 1, 2003	$66,000
January 1, 2004	$85,000
January 1, 2005	$105,000
January 1, 2006	20%
January 1, 2007	30%
January 1, 2008	40%
January 1, 2009	50%
January 1, 2010	60%
January 1, 2011	70%
January 1, 2012	80%
January 1, 2013	100%

3. Except as amended hereby, the parties agree that the Original Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

National Interstate Corporation

National Interstate Insurance Agency, Inc.

By:	/s/ Alan R. Spachman	/s/ David W. Michelson
	Alan R. Spachman, President	David W. Michelson

SALARY CONTINUATION AGREEMENT

This Agreement is between National Interstate Insurance Agency, Inc. (“Corporation”) and David W. Michelson, a key employee and executive of the Corporation, (“Executive”).

The Executive has been in the employ of the Corporation for four years and has served it faithfully. The Board believes that Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value that it wishes to encourage his continued services to Corporation.

Accordingly, it is the desire of the Corporation and the Executive to enter into this Agreement, under which the Corporation will agree to make certain payments to Executive upon his retirement or disability and, alternatively, to his beneficiaries in the event of his premature death while employed by Corporation.

In consideration of Executive’s services to be performed in the future and based on the mutual promises and covenants contained in this Agreement, the Corporation and the Executive agree:

ARTICLE ONE

DEFINITIONS

1.1. Effective Date. The effective date of this Agreement is January 1, 1997.

1.2. Corporation. “Corporation” means National Interstate Insurance Agency, Inc. and all other entities under the control of National Interstate Corporation.

1.3. Disability. “Disability” means either “total disability” or “partial disability.” “Total disability” means the Executive cannot, due to sickness or injury, perform the duties of his occupation, as certified by a physician selected by Corporation.

“Partial disability” means any sickness or injury that does not render Executive unable to perform the main duties of his occupation. The Executive agrees to submit to any examination(s), test(s) or other procedure(s) requested by the Corporation in its determination of disability.

1.4. Normal Retirement Date. “Normal Retirement Date” means retirement from service with the Corporation which becomes effective on the first day of the calendar month following the month in which the Executive reaches his 55th birthday. The Normal Retirement Date shall be extended for a period of time equal to the period of time, if any, between the Effective Date (January 1, 1997) and January 1, 2013 that the Executive is unable to perform his duties for the Corporation due to temporary disability. Such extended Normal Retirement Date shall be referred to as the “Extended Retirement Date.” The extension of the Normal Retirement Date shall not exceed five (5) years, provided the Executive has not been disabled during the three (3) year period of time preceding the Extended Retirement Date. If the Executive has been disabled during such three (3) year period, the five (5) year limit on the extension of the Normal Retirement Date shall not apply, and the Extended Retirement Date shall be the date the Executive has not been disabled while employed by the Corporation for three (3) consecutive years. In any event, nothing in this Agreement requires or is intended to encourage the Executive’s retirement from service with the Corporation at the Normal Retirement Date.

1.5. Severance Benefits. “Severance Benefits” means those benefits to which the Executive is entitled in the event he is discharged by the Corporation without due cause. Any dispute as to determination of “due cause” shall be subject to the terms of Paragraph 6.2., “Claims Procedure and Arbitration.”

1.6. Termination of Service. “Termination of Service” means the voluntary resignation of service by the Executive (exclusive of disability) or the Corporation’s discharge of the Executive for due cause prior to the Normal or Extended Retirement Date. Termination for “due cause” means the Corporation’s discharge of Executive for failure of the Executive to perform or malfeasance in the performance of his duties as assigned from time to time or the Executive’s breach of the Corporation’s published policies.

ARTICLE TWO

EMPLOYMENT

2.1. Employment. Corporation agrees to employ Executive on an at-will basis in such capacity as the Corporation may from time to time determine, with such duties, responsibilities and compensation as are determined by the Board of Directors.

Executive agrees to remain in the Corporation’s employment on an at-will basis, to devote his full time and attention exclusively to the business of the Corporation and to use his best efforts to provide faithful and satisfactory service to Corporation.

Employment services shall include temporary disability not to exceed six (6) months “leave of absences” specifically granted Executive in writing by the Board of Directors and periods of military reserve duty.

2.2. No Employment Agreement Created. No provision of this Agreement shall be deemed to restrict or limit any existing employment Agreement between the Corporation and the Executive. No conditions in this Agreement shall create specific employment rights to the Executive or limit the right of the Employer to discharge the Executive with or without due cause. No provision shall limit the Executive’s right to voluntarily sever his employment at any time.

ARTICLE THREE

BENEFITS

The following benefits provided by the Corporation to the Executive are in the nature of a fringe benefit and shall not be construed to effect or limit the Executive’s current or prospective salary, cash bonuses or profit-sharing distributions or credits.

3.1. Retirement Benefits. If Executive remains in the employment of the Corporation until the “Normal Retirement Date” or, if applicable, the “Extended Retirement Date,” then he shall be entitled to receive from the Corporation a one time lump sum payment of one million dollars ($1,000,000) within thirty (30) days after such Normal or Extended Retirement Date. In the alternative, The Executive may elect to receive, commencing on the last day of the year following such Normal or Extended Retirement Date and continuing for a period of ten (10) years total, the annual sum of $150,000. If the Executive should die following retirement but before the expiration of ten (10) years thereafter, the unpaid balance of such annual payments shall be paid annually for the remainder of such period to the beneficiary selected by Executive in the Beneficiary Designation Form provided by the Corporation. In the absence of or failure of the Executive to designate a beneficiary, the unpaid balance shall be commuted at 8% and paid in a lump sum to the personal representative of Executive’s estate.

3.2. Voluntary Resignation or Termination of Service.

3.2.1. Should Executive voluntarily resign from his employment or should he be discharged for due cause (exclusive of total disability) prior to the Normal or Extended Retirement Date, all Executive’s benefits under this Agreement shall be forfeited and this Agreement shall be of no effect. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in Paragraph 6.2.

3.2.2. Should Executive resign from his employment due to total disability prior to the Normal or Extended Retirement Date, Executive (or, should Executive die before January 1, 2023, his beneficiary) shall be entitled to receive the amounts specified in Paragraph 3.1., commencing on January 1, 2023.

3.2.3. Should Executive be discharged for reasons other than due cause before five (5) completed years of service, commencing with the Effective Date (excluding any periods of temporary disability), all Executive’s benefits under this Agreement shall be forfeited and this Agreement shall be of no effect. However, if Executive is so discharged after such period of time, but before the Normal or Extended Retirement Date, then on the originally projected Normal or Extended (if applicable) Retirement Date, Executive shall be entitled to receive the percentage specified below of the lump sum amount specified in Paragraph 3.1. corresponding to the number of completed years of service, commencing with the Effective Date (excluding any periods of temporary disability), in which such discharge without due cause occurs:

6th year	5%
7th year	10%
8th year	15%
9th year	20%
10th year	30%
11th year	40%
12th year	50%
13th year	60%
14th year	70%
15th year	80%
16th year	100%

Should Executive die prior to receiving benefits under this Paragraph 3.2.3, all Executive’s benefits under this Paragraph (and Corporation’s obligations under Paragraph 3.3.) shall cease immediately and this Agreement shall thereafter be of no effect.

3.3. Death Benefit Prior to Retirement. Should the Executive die prior to the Normal or Extended Retirement Date, Corporation agrees to pay to the Executive’s designated beneficiary, commencing on the first day of the month following the Executive’s death and on each annual anniversary thereafter for a total of ten (10) years, the annual sum of $150,000. If the designated beneficiary should die prior to the expiration of the ten (10) years, the remaining, unpaid installments shall be commuted at 8% annually and paid in a lump sum to the personal representative of the designated beneficiary.

Executive shall declare his designated beneficiary in writing on a form provided by the Corporation. In the absence of or a failure to designate a beneficiary, or in the event the designated beneficiary shall have predeceased the Executive, the unpaid balance shall be commuted at 8% and paid in a lump sum to the personal representative of the Executive’s estate.

In the event the Executive’s death shall be the result of suicide before January 2, 1999, then no death benefits shall be payable.

ARTICLE FOUR

RESTRICTIONS UPON FUNDING

4.1. Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiaries or any successor in interest to him shall be and remains a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

4.2. Corporation reserves the absolute right at its sole discretion to either fund or refrain from funding the obligations undertaken by this Agreement and to determine the extent, nature and method of such funding. Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific funding investment or to any assets of the Corporation.

4.3. If Corporation elects to invest in a life insurance, disability or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

ARTICLE FIVE

MISCELLANEOUS

5.1. Alienability and Assignment Prohibition. Neither Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of such benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempt assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation’s liabilities shall forthwith cease and terminate.

5.2. Binding Obligation of Corporation and any Successor in Interest. Corporation expressly agrees that it shall not merge or consolidate into or with another Corporation or sell substantially all of its assets to another Corporation, firm or person until such Corporation, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Corporation under this Agreement. This Agreement shall be binding on its parties, their successors, beneficiaries, heirs and personal representatives.

5.3. Revocation. During the lifetime of the Executive, this Agreement may be amended or revoked at any time, in whole or in part, by the mutual written consent of the Executive and the Corporation.

5.4. Effect on other Corporation Benefit Plans. This Agreement does not and shall not impose on Corporation an obligation to grant the Executive, nor shall it affect Executive’s right to participate in, the same or similar rights to any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit plan granted to other executives or employees of the Corporation.

5.5. Headings. Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

5.6. Applicable Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio.

ARTICLE SIX

ERISA PROVISIONS

6.1. Named Fiduciary and Plan Administrator. The “Named Fiduciary and Plan Administrator” of this plan shall be Alan R. Spachman until his resignation or removal by the Board of Directors. As Named Fiduciary and Administrator, Alan R. Spachman shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. He may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.2. Claims Procedure and Arbitration. In the event that benefits under this Plan Agreement are not paid to the Executive (or to his beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within sixty (60) days from the date payments are refused. The Plan Fiduciary and Administrator and the Corporation shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provision of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Fiduciary and Administrator fails to take any action within such ninety (90)-day period.

If claimants desire a second review, they shall notify the Plan Fiduciary and Administrator in writing within sixty (60) days of the first claim denial. Claimants may review the Plan Agreement or any documents relating thereto and submit any written issues and comments they deem appropriate. In its sole discretion, the Plan Fiduciary and Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Such Board shall consist of one member selected by the claimant, one member selected by the Corporation and the third member (the “Umpire”) selected by the first two members. The Board shall operate under arbitration rules of the American Arbitration Association. Each party shall bear its own expenses of arbitration, including all charges and expenses of the member of the Board of Arbitration selected by it. The charges and expenses of the Umpire shall be shared equally by the parties. The parties agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Corporation’s discharge of Executive “for cause”, such dispute shall likewise be submitted to arbitration as above described and the parties agree to be bound by the decision thereunder.

The parties acknowledge that each has carefully read this Agreement and execute the original thereof on the 30th day of December, 1996 and that, upon execution, each has received a conforming copy.

/s/ Diane R. Michelson	/s/ David W. Michelson
Witness	David W. Michelson

National Interstate Insurance Agency, Inc.

/s/ James Nowak	By:	/s/ Alan Spachman
Witness	Title:	President